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                                                                    Exhibit 10.2

CONFIDENTIAL
                              EMPLOYMENT AGREEMENT

         This Agreement effective the 19th day of October 2001 (the "Effective Date"), is by and between Intermagnetics General Corporation, a corporation having a principal place of business at 450 Old Niskayuna Road, Latham, New York 12110 ("Intermagnetics", or the "Company") and Philip J. Pellegrino, an individual residing at 58 Heron Drive, Marlboro, New Jersey 07746 ("Executive").

         WHEREAS, the Company and Executive entered into an Offer of Employment Letter dated September 28, 2001 (the "Letter"); and

         WHEREAS, the parties now wish to enter into a formal agreement that supersedes the Letter;

         NOW, THEREFORE, in consideration of the matters recited, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, the Company and the Executive agree as follows:

1. Employment. Intermagnetics shall employ Executive as Sector President - Energy Technology and President of IGC-SuperPower, LLC ("SuperPower"). Executive shall commence his employment on October 19, 2001 and report directly to Intermagnetics' President and Chief Executive Officer. Executive shall perform the duties generally associated with the job description set forth on Schedule "A" of this Agreement. Notwithstanding the foregoing, Intermagnetics, through its Chief Executive Officer, retains the discretion to vary the title and duties of Executive from time to time; provided that Executives' title and duties shall not be less than at a senior executive level during the term of this Agreement, and provided further that any change shall not constitute a "diminution of authority" as defined in Section 2(g)(ii) of Intermagnetics' Enhanced Benefit Plan attached as Schedule "B" to this Agreement.

2.       Compensation.

         A. Base Salary. Executive's annual salary will be $200,000, with the opportunity for increase on an annual basis. Intermagnetics currently reviews salaries for senior executives in July of each calendar year, but reserves the right to modify this review date.

         B. Management Incentive Bonus Program. Executive will participate in Intermagnetics' Management Incentive Bonus Program (the "Program") with a target bonus equal to 35% of Executive's Base Salary beginning in Intermagnetics' fiscal year 2002 (prorated for FY '02). Executive's qualitative goals under the Program will be determined within the first three months of his employment. Executive's target bonus after fiscal year 2002 will be reviewed annually based on the terms of the then current Program.
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CONFIDENTIAL

         C. Restricted Stock Grant. Executive will receive a restricted stock grant of 1,000 shares of Intermagnetics' Common Stock under the terms of the Company's 2000 Stock Option and Stock Award Plan. The grant shall vest in two equal installments:
                  500 shares on October 18, 2003 and 500 shares on October 18, 2004, subject to the terms of the Plan.

         D. Stock Options. Executive will receive a non-qualified stock option grant of 25,000 shares of Intermagnetics' Common Stock under the terms of the Company's 2000 Stock Option and Stock Award Plan. The exercise price will be the market closing price on October 19, 2001. This option will be exercisable in installments of 20% of the total at completion of each year, over 5 years following the grant. Executive will have a total of ten years to exercise all options.

         E. SuperPower Equity. Executive will be eligible to receive 5% of the equity in SuperPower. The Company will develop a plan for providing this equity ("Equity Plan") not later than April 12, 2002, with a vesting period not to extend past five (5) years. The vesting schedule will be consistent for all of the Company's executives eligible to participate in the plan.

3.       Benefits.

         A. Enhanced Benefit Plan. Executive will be a participant in Intermagnetics' Enhanced Benefit Plan. The current fixed annual contribution to the Company's Deferred Compensation Plan on behalf of each participant is $8,000. Except as expressly modified by this Agreement, the terms (including the definitions) of the Plan shall apply to Executive, including the dispute resolution and non-compete/non-solicitation provisions of that Plan.

         B. Relocation Expenses. If Executive purchases a home in the Capital District within 24 months of the Effective Date of this Agreement, he will be eligible for full reimbursement (plus tax gross up) of incurred moving expenses and customary real estate costs related to the purchase of a new home and the sale (if any) of an existing home. In addition to one-time closing costs, Intermagnetics will reimburse for the cost of up to two (2) points or the equivalent amount paid to reduce Executive's mortgage interest rate to the rate he pays on the mortgage for his existing home.

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CONFIDENTIAL

         C. Monthly Living Expenses. The Company will provide Executive with $2,000 per month for living expenses during the initial three (3) year term of this Agreement, provided that such payments shall cease if Executive exercises his rights as provided in 4(B) above.

         D. Medical, Dental, 401(k), etc. Executive shall be entitled to receive group medical insurance and other employee benefits, including, but not limited to, life insurance, disability insurance and 401(k) participation, subject to the same terms afforded other senior executive employees of Intermagnetics. Executive acknowledges that these employee benefit plans may be amended, enlarged, diminished or eliminated on a non-discriminatory basis by Intermagnetics from time to time at its discretion.

         E. Reimbursement for Legal/Financial Review. Intermagnetics will reimburse Executive, upon presentation of an invoice, up to $5,000 for professional financial advice in connection with the Equity Plan or legal review of the Letter and this Agreement.

         F. Paid Personal Leave. In addition to Intermagnetics' standard ten paid holidays, Executive will be entitled to four (4) weeks of paid personal leave per calendar year, which will be pro-rated for calendar year 2001 based on the Effective Date of this Agreement.

4. Executive Stock Purchase Plan. Executive will be expected to meet the guidelines for stock ownership set forth in the Company's Executive Stock Purchase Plan (i.e., not less than one times base salary) within his first six months of employment. A copy of the Executive Stock Purchase Plan has been provided to Executive and a stock acquisition loan will be made available to Executive pursuant to the terms of that Plan.

5. Term. The initial term of this Agreement shall be three (3) years beginning on October 19, 2001 and ending on October 18, 2004. Unless either party provides written notice of termination to the other six months prior to the end of the initial term, this Agreement shall extend for an additional two year term and shall be extended automatically for additional one year terms thereafter, unless either party provides twelve months written notice to the other of its intent to terminate at the end of the then applicable term.

6.       Termination.

         A. For Cause. Intermagnetics may terminate this Agreement for "Cause" as defined in the Enhanced Benefit Plan.

         B. Disability. Intermagnetics may terminate Executive's employment if Executive is unable, as a result of physical or mental disability, to perform his duties as provided in this Agreement for a period in excess of twenty (20) weeks, consecutively or non-consecutively, in any twelve (12) month period. Termination under this provision shall be executed by written notice from Intermagnetics to Executive and shall be effective thirty (30) days following the written notice. For purposes of determining whether Executive has a "physical or mental disability" under this paragraph 7(B) he shall be evaluated by a physician retained by Intermagnetics at Intermagnetics' expense. Such physician must be Board Certified in the specialty for which Executive is being evaluated. Executive shall make all relevant medical records available to the physician retained by Intermagnetics and shall otherwise cooperate in such evaluation.

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CONFIDENTIAL


         C. Death. This Agreement shall terminate in the event of Executive's death, effective on the date of his death.

         D. By Executive. Executive may terminate this Agreement at any time upon thirty days prior written notice, or sooner, as mutually agreed to by the parties to this Agreement.

         E. Severance Benefits. Except as specifically modified hereinbelow as to the number of months of Base Salary to be included in Severance Payments, and the provisions for accelerated vesting, all other provisions included in paragraph 5. of the Enhanced Benefit Plan will be applicable to Executive. In the event of an Extraordinary Termination, as defined in the Enhanced Benefit Plan, other than in connection with a "Control Transaction" (as that term is defined in the Enhanced Benefit Plan), Intermagnetics will provide Executive with twelve (12) months of his then current Base Salary in a Severance Payment, and will cover the expense associated with paying for benefits under COBRA during the salary continuation period. In addition, the stock rights provided under paragraphs 2(C) and 2(D) above would become fully vested and exercisable. In the event of an Extraordinary Termination in connection with a "Control Transaction" (as that term is defined in the Enhanced Benefit Plan) involving SuperPower, Executive will receive a Severance Payment equal to two years of his then current Base Salary, plus two times his previous year's incentive bonus. Stock rights will be the same as provided hereinabove, but, in addition, will provide that Executive's equity in SuperPower would become fully vested.

         7. Confidentiality. The terms of the confidentiality and proprietary information agreement executed by Executive shall remain in full force and effect and shall not be altered or amended by this Agreement.

         8.       Miscellaneous.

         A. Governing Law. This Agreement is made under, and shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

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         B.       Disputes. All disputes arising out of this Agreement or
                  Executive's employment shall be subject to the dispute resolution provisions of the Enhanced Benefit Plan.

         C. Severability. If any provision or provisions of this Agreement, or any schedule hereto, are held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.

D. Successors and Assigns. This Agreement shall benefit and bind the parties and the successors and assigns of Intermagnetics.

E. Entire Agreement. This Agreement contains the entire agreement of the parties relating to its subject matter, and supersedes all prior agreements, negotiations and representations not specifically set forth in this Agreement or the schedules hereto.


         IN WITNESS HEREOF, the parties have caused this Employment Agreement to be executed as of the date first written above

INTERMAGNETICS GENERAL CORPORATION

By: /s/ Glenn H. Epstein             /s/ Philip J. Pellegrino
    --------------------             ------------------------
         Glenn H. Epstein                     Philip J. Pellegrino
         President and                        Sector President-Energy Technology
         Chief Executive Officer              President-IGC SuperPower, LLC

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